SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 18, 2006 (September 18, 2006)
GOLDLEAF FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Tennessee	000-25959	62-1453841
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
9020 Overlook Boulevard, Third Floor, Brentwood, Tennessee 37027
(Address of principal executive offices)
615-221-8400
(Registrant’s telephone number, including area code)
Private Business, Inc.
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On April 26, 2006, Goldleaf Financial Solutions, Inc. filed a Registration Statement on Form S-1 with the SEC. In response to SEC letters containing comments on the Registration Statement, we filed amendments to the Registration Statement on June 6, 2006, July 10, 2006, August 2, 2006, and August 22, 2006. Today we filed an additional amendment to the Registration Statement that, among other changes, contains financial statements that are revised to reflect our one for five reverse stock split that became effective on September 8, 2006.
     The purpose of this current report on Form 8-K is to file under the Securities Exchange Act of 1934 the financial statements described below that were revised to reflect our one for five reverse stock split as included in the Registration Statement filed today.

Index to Financial Statements
Financial Statements
Reports of Independent Registered Public Accounting Firms
Consolidated Balance Sheets as of December 31, 2005 and 2004
Consolidated Statements of Income for the years ended December 31, 2005, 2004 and 2003
Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31,
2005, 2004 and 2003
Consolidated Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003
Notes to Consolidated Financial Statements
Financial Statement Schedules
Schedule II — Valuation and Qualifying Accounts
No other schedules are required or are applicable.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.)
We have audited the accompanying consolidated balance sheet of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) and subsidiaries (the “Company”) as of December 31, 2005, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Goldleaf Financial Solutions, Inc. and subsidiaries are not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) and subsidiaries at December 31, 2005, and the consolidated results of their operations and their cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton, LLP
Raleigh, North Carolina
June 5, 2006 (except for Note 25, as to which the date is September 15, 2006)

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.)
We have audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) the consolidated financial statements of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) and subsidiaries referred to in our report dated June 5, 2006 (except for Note 25, as to which the date is September 15, 2006), which is included in the annual report to security holders and incorporated by reference in Part II of this form. Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule titled “Schedule II-Valuation and Qualifying Accounts” is presented for purposes of additional analysis and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Grant Thornton, LLP
Raleigh, North Carolina
June 5, 2006

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Goldleaf Financial Solutions, Inc.
We have audited the accompanying consolidated balance sheet of Goldleaf Financial Solutions, Inc., (formerly Private Business, Inc.) and subsidiaries as of December 31, 2004, and the related consolidated statements of income, stockholders’ equity (deficit), and cash flows for each of the two years in the period then ended. Our audits also included the financial statement schedule titled “Schedule II — Valuation and Qualifying Accounts” for each of the two years in the period ended December 31, 2004. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Goldleaf Financial Solutions, Inc., (formerly Private Business, Inc.) and subsidiaries at December 31, 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Nashville, Tennessee
February 18, 2005, except for the Reclassifications paragraph of Note 1, as to which the date is August 1, 2006, and Note 25, as to which the date is September 8, 2006

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004

	(Dollars in thousands)
Assets
Current Assets:
Cash and cash equivalents	$187	$7
Accounts receivable—trade, net of allowance for doubtful accounts of $206 and $242, respectively	4,773	4,506
Accounts receivable—other	26	104
Deferred tax assets	370	70
Investment in direct financing leases	2,235	—
Prepaid and other current assets	1,567	1,280

Total Current Assets	9,158	5,967

Property and Equipment, Net	2,187	2,327
Operating Lease Equipment, Net	187	—
Other Assets:
Software development costs, net	1,618	1,138
Deferred tax assets	1,456	2,704
Investment in direct financing leases, net of current portion	4,642	—
Intangible and other assets, net	4,931	2,074
Goodwill	12,378	7,161

Total other assets	25,025	13,077

Total assets	$36,557	$21,371

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,535	$1,861
Accrued liabilities	1,582	2,011
Deferred revenue	456	586
Current portion of non-recourse lease notes payable	2,336	—
Current portion of long-term debt	—	1,667

Total current liabilities	6,909	6,125

Revolving Line of Credit	—	110
Non-Recourse Lease Notes Payable, net of current portion	4,056	—
Other Non-Current Liabilities	230	74
Long-Term Debt, net of current portion	—	1,666
Senior Subordinated Long-Term Debt, net of unamortized debt discount of $1,491	8,509	—

Total liabilities	19,704	7,975

Commitments and Contingencies
Stockholders’ Equity:
Common stock, no par value; 100,000,000 shares authorized and 3,097,891 and 2,877,749 shares issued and outstanding, respectively	—	—
Preferred Stock, 20,000,000 shares authorized:
Series A non-convertible, no par value; 20,000 shares issued and outstanding	6,209	6,209
Series B convertible, no par value; 40,031 shares issued and outstanding	114	114
Additional paid-in capital	6,998	3,716
Retained earnings	3,532	3,357

Total Stockholders’ Equity	16,853	13,396

Total Liabilities and Stockholders’ Equity	$36,557	$21,371

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

	(In thousands, except per share data)
Revenues:
Financial institution service fees	$29,255	$30,405	$33,058
Retail inventory management services	8,678	9,003	9,124
Other products and services	418	241	548

Total revenues	38,351	39,649	42,730

Cost of revenues:
Financial institution service fees	2,965	2,440	2,776
Retail inventory management service	1,004	1,153	1,235

Gross profit	34,382	36,056	38,719
Operating Expenses:
General and administrative	12,118	13,596	16,764
Selling and marketing	17,514	17,415	16,367
Research and development	257	398	445
Amortization	421	356	848
Other operating (income) expenses, net	(3)	1,457	(145)

Total operating expenses	30,307	33,222	34,279

Operating Income	4,075	2,834	4,440
Interest Expense, Net	(381)	(468)	(1,492)
Other Income	—	266	—

Income Before Income Taxes	3,694	2,632	2,948
Income tax provision	1,359	62	1,150

Net Income	2,335	2,570	1,798
Preferred stock dividends	(2,160)	(2,056)	(160)

Net Income Available to Common Stockholders	$175	$514	$1,638

Earnings Per Share:
Basic	$0.06	$0.18	$0.58

Diluted	$0.06	$0.17	$0.58

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2005, 2004 and 2003

	Shares of		Additional	Retained
	Common	Preferred	Paid-In	Earnings
	Stock	Stock	Capital	(Deficit)	Total

	(In thousands)
Balance December 31, 2002	2,809	114	$(7,195)	$1,206	$(5,875)
Preferred stock dividends		—		(160)	(160)
Exercise of stock options	3	—	9	—	9
Shares issued under employee stock purchase plan	14	—	54	—	54
Other	(13)	—	(194)	—	(194)
Comprehensive income:
2003 net income	—	—	—	1,798	1,798

Balance December 31, 2003	2,813	114	$(7,326)	$2,844	$(4,368)

Series A preferred stock issuance and common stock warrant issuance	—	6,209	$10,685	$—	$16,894
Preferred stock dividends	—	—	—	(2,056)	(2,056)
Exercise of stock options	60	—	325	—	325
Shares issued under employee stock purchase plan	5	—	32	—	32
Other	—	—	—	(1)	(1)
Comprehensive income:
2004 net income	—	—	—	2,570	2,570

Balance December 31, 2004	2,878	6,323	$3,716	$3,357	$13,396

Issuance of common stock for purchase of KVI Capital, LLC	23	—	$200	$—	$200
Issuance of common stock for the merger with
Captiva Solutions, LLC	152	—	925	—	925
Issuance of Private Business stock options for the merger with Captiva Solutions, LLC	—	—	381	—	381
Issuance of common stock warrants	—	—	1,510	—	1,510
Preferred stock dividends	—	—	—	(2,160)	(2,160)
Exercise of stock options	60	—	381	—	381
Shares issued under employee stock purchase plan	5	—	35	—	35
Repurchase of treasury stock	(20)	—	(150)	—	(150)
Comprehensive income:
2005 net income	—	—	—	2,335	2,335

Balance December 31, 2005	3,098	6,323	$6,998	$3,532	$16,853

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

	(In thousands)
Cash Flows From Operating Activities:
Net income	$2,335	$2,570	$1,798
Adjustments to reconcile net income to net cash provided by operating activities:
Write-off of debt issuance costs	—	780	—
Depreciation and amortization	2,056	2,844	4,159
Depreciation on fixed assets under operating leases	48	—	—
Deferred taxes	973	1,065	1,033
Amortization of debt issuance costs and discount	126	90	359
Amortization of lease income and initial direct costs	(376)	—	—
Loss on write-down or disposal of fixed assets and software development costs	16	65	150
Deferred gain on land sale	(16)	(16)	(16)
Gain on sale of leased equipment	(66)	—	—
Gain on sale of insurance division	—	—	(427)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	4	402	2,143
Prepaid and other current assets	(203)	289	890
Other assets	—	—	1
Accounts payable	433	120	(298)
Accrued liabilities	(892)	(1,767)	(1,610)
Deferred revenue	(130)	29	87
Other non-current liabilities	81	—	(333)

Net cash provided by operating activities	4,389	6,471	7,936

Cash Flows From Investing Activities:
Proceeds from lease terminations	122	—	—
Investment in capital leases	(719)	—	—
Lease receivables paid	1,001	—	—
Additions to property and equipment	(545)	(530)	(113)
Software development costs	(1,028)	(714)	(765)
Additions to intangible and other assets	(26)	—	—
Proceeds from sale of property and equipment	—	—	25
Proceeds from sale of financial institution insurance division	—	—	325
Proceeds from note receivable	60	43	28
Acquisition of KVI Capital, LLC, net of cash acquired	(575)	—	—
Acquisition of Captiva Solutions, LLC, net of cash acquired	(6,571)	—	—

Net cash used in investing activities	(8,281)	(1,201)	(500)

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003

	2005	2004	2003

	(In thousands)
Cash Flows From Financing Activities:
Repayments on long-term debt	(3,333)	(1,667)	(5,077)
Repayments on capitalized lease obligations	—	(201)	(303)
Extinguishment of long-term debt, facility with Fleet	—	(23,875)	(295)
Payments on other short term borrowings	—	(388)	(795)
Payment of debt issuance costs and amendment fees	(287)	(286)	(589)
Payment of preferred dividends declared	(2,160)	(2,793)	—
Net proceeds (payments) from revolving line of credit	(110)	(2,390)	—
Net proceeds from sale of Series A preferred shares and common stock warrant	—	16,894	—
Proceeds from new debt facility with Bank of America	—	7,500	—
Proceeds from issuance of senior subordinated long-term debt and common stock warrant	10,000	—	—
Net repayments of non-recourse lease financing notes payable	(304)	—	—
Repurchase of common stock	(150)	—	—
Proceeds from exercise of employee stock options	381	325	9
Stock issued through employee stock purchase plan	35	32	54

Net cash provided by (used in) financing activities	4,072	(6,849)	(6,996)

Net Change in Cash and Cash Equivalents	180	(1,579)	440
Cash and Cash Equivalents at beginning of year	7	1,586	1,146

Cash and Cash Equivalents at end of year	$187	$7	$1,586

Supplemental Cash Flow Information:
Cash payments for income taxes during period	$749	$306	$221

Cash payments of interest during period	$168	$237	$1,492

Supplemental Non-Cash Disclosures:
Dividends accrued on preferred stock	$—	$—	$160

Notes payable issued for certain insurance and software contracts	$—	$—	$1,184

Common stock issued in connection with acquisitions	$1,125	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization
      Goldleaf Financial Solutions, Inc., originally named Private Business, Inc. (the “Company”), was incorporated under the laws of the state of Tennessee on December 26, 1990 for the purpose of marketing a solution that helps financial institutions market and manage accounts receivable financing. Effective May 5, 2006, the Company changed its name to Goldleaf Financial Solutions, Inc. The Company operates primarily in the United States and its customers consist of financial institutions of various sizes, primarily community financial institutions. The Company consists of two wholly owned subsidiaries, Towne Services, Inc. and Captiva Solutions, LLC (“Captiva”). Towne Services, Inc. (“Towne”) owns Forseon Corporation (d/b/a RMSA), Private Business Insurance, LLC (“Insurance”) and KVI Capital, LLC (“KVI”). Insurance brokers credit and fraud insurance, which is underwritten through a third party, to its customers. KVI Capital was acquired in August 2005 and is in the business of providing a “turn-key” leasing solution for financial institutions who want to offer a leasing option to their commercial customers. Captiva was acquired in December 2005 and is in the business of providing core data and image processing services to financial institutions.
      The market for the Company’s services is concentrated in the financial institution industry. Further, the Company’s services are characterized by risk and uncertainty as a result of the Company’s reliance primarily on one product to generate a substantial amount of the Company’s revenues. There are an increasing number of competitors and alternative products available and rapid consolidations in the financial institution industry. Consequently, the Company is exposed to a high degree of concentration risk relative to the financial institution industry environment and its limited product offerings.

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter company transactions and balances have been eliminated.

Cash and Cash Equivalents
      The Company considers all highly liquid investments that mature in three months or less to be cash equivalents. As of December 31, 2005, the Company reclassified $529,000 of uncleared checks to accounts payable.

Property and Equipment
      Property and equipment are recorded at cost. Depreciation is calculated using an accelerated method over 5 to 10 years for furniture and equipment, 3 years for purchased software and the shorter of estimated useful life or the life of the lease for all leasehold improvements. Expenditures for maintenance and repairs are charged to expense as incurred, whereas expenditures for renewals and betterments are capitalized. The Company evaluates the carrying value of property and equipment whenever events or circumstances indicate that the carrying value may have been impaired in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.
      Equipment under operating leases is carried at cost and is depreciated to the individual equipment’s net realizable value. Depreciation is calculated using the straight-line method over the shorter of the life of the lease or the estimated useful life of the equipment, typically 5 to 7 years.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Allowance for Doubtful Accounts
      The Company estimates its allowance for doubtful accounts on a case-by-case basis, based on the facts and circumstances surrounding each potentially uncollectible receivable. An allowance is also maintained for expected billing adjustments and for accounts that are not specifically reviewed that may become uncollectible in the future. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. The Company considers customer balances in excess of sixty days past due to be delinquent and thus subject to consideration for the allowance for doubtful accounts.
Software Development Costs
      Development costs incurred in the research and development of new software products and significant enhancements to existing software products are expensed as incurred until technological feasibility has been established. After such time, any additional costs are capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Capitalized software development costs are amortized on a straight-line basis over the estimated life of the product or enhancement, typically 2 to 5 years.
      Also, the Company capitalizes costs of internally used software when application development begins in accordance with American Institute of Certified Public Accounts’ Statement of Position (“AICPA SOP”) No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This is generally defined as the point when research and development have been completed, the project feasibility is established, and management has approved a development plan. Many of the costs capitalized for internally used software are related to upgrades or enhancements of existing systems. These costs are only capitalized if the development costs will result in specific additional functionality of the existing system, and are capitalized at the point that application development begins. Typically these costs are amortized on a straight-line basis over a three to five year time period.
      Amortization expense associated with capitalized software development costs was approximately $548,000, $788,000 and $954,000 during the years ended December 31, 2005, 2004, and 2003, respectively, and is included in cost of revenues in the accompanying consolidated statements of operations.
Intangible and Other Assets
      On January 1, 2002, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 142 addresses how intangible assets and goodwill should be accounted for upon and after their acquisition. Specifically, goodwill and intangible assets with indefinite useful lives are not amortized, but are subject to impairment tests based on their estimated fair value.
      Intangible and other assets consist primarily of the excess of purchase price over the fair value of the identifiable assets acquired for the minority share of Insurance purchased during 1998, Towne acquired in 2001, and KVI and Captiva acquired in 2005. Also included in intangible and other assets are debt issuance costs that are amortized using the effective interest method over the respective terms of the financial institution loans. In addition, intangible and other assets include non-competition agreements, customer lists and acquired technology.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Revenue Recognition
          Software Licenses
      The Company accounts for software revenues in accordance with the AICPA SOP No. 97-2, Software Revenue Recognition (“SOP 97-2”). Further, the Company has adopted the provisions of SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition With Respect to Certain Transactions, which supercedes and clarifies certain provisions of SOP 97-2.
      The Company licenses its software under automatically renewing agreements, which allow the licensees use of the software for the term of the agreement and each renewal period. The fee charged for this license is typically stated in the contract and is not inclusive of any post contract customer support. The original license agreement also includes a fee for post contract customer support (“PCS”), which must be renewed annually. This fee covers all customer training costs, marketing assistance, phone support, and any and all software enhancements and upgrades. The Company defers the entire amount of this fee and recognizes it over the twelve-month period in which the PCS services are provided. The Company has established vendor specific objective evidence (“VSOE”) for its PCS services, therefore the portion of the up-front fee not attributable to PCS relates to the software license and to all other services provided during the initial year of the agreement, including installation, training and marketing services. The portion of the up-front fee related to these activities is recognized over the first four months of the contract, which is the average period of time over which these services are performed. The agreements typically do not allow for cancellation during the term of the agreement. However, for agreements that contain refund or cancellation provisions, the Company defers the entire fee until such refund or cancellation provisions lapse.
          Participation Fees
      The Company’s license agreements are structured in a manner that provides for a continuing participation fee to be paid for all receivables purchased by customers using the Company’s software product. These fees are recognized as earned based on the volume of receivables purchased by customers.
          Retail Inventory Management Services
      Retail inventory management services revenue is recognized as earned as the inventory forecasting services are performed.
          Insurance Brokerage Fees
      The Company acts as a licensee insurance agent for the credit and fraud insurance products that can be purchased in conjunction with the Company’s accounts receivable financing services. The Company earns an insurance brokerage commission for all premiums paid by our financial institution customers. The brokerage fees are recorded on a net basis as opposed to reflecting the entire insurance premium as revenues because the Company does not take any credit risk with respect to these premiums.
          Lease Accounting
      As a result of the KVI acquisition (Note 2), the Company is an equipment lessor. As such, the Company accounts for its leasing business in accordance with SFAS No. 13, Accounting for Leases. SFAS No. 13 requires lessors to evaluate each lease transaction and determine whether it qualifies as a

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
sales-type, direct financing, leveraged, or operating lease. KVI’s leases fall into two of those categories: direct financing and operating leases.
      For direct financing leases, the investment in direct financing leases caption consists of the sum of the minimum lease payments due during the remaining term of the lease and the unguaranteed residual value of the leased asset. The difference between the total above and the cost of the leased asset is then recorded as unearned income. Unearned income is amortized to income over the lease term as to produce a constant periodic rate of return on the net investment in the lease.
      For leases classified as operating leases, lease payments are recorded as rent income during the period earned.
      Amounts earned are included in Maintenance and other in the consolidated statements of income.

Core Data and Image Processing
      Core data and image processing services are primarily offered on an outsourced basis but are also offered through licenses for use by the institution on an in-house basis. Support and services fees are generated from implementation services contracted with us by the customer, ongoing support services to assist the customer in operating the systems and to enhance and update the software, and from providing outsourced data processing services. Outsourcing services are performed through our data and item centers. Revenues from outsourced item and data processing are derived from monthly usage fees typically under multi-year contracts with our customers and are recorded as revenue in the month the services are performed.
      Amounts earned are included in Maintenance and other in the consolidated statements of income.

Maintenance and Other
      Maintenance revenue is deferred and recognized over the period in which PCS services are provided. Other revenues are recognized as the services are performed.
Income Taxes
      The Company accounts for income taxes under SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. As of December 31, 2005 the Company believes that it is more likely than not that the Company will be able to generate sufficient taxable income in future years in order to realize the deferred tax assets that are recorded. As such, no valuation allowance has been provided against the Company’s deferred tax assets as of December 31, 2005.
Concentration of Revenues
      Substantially all of the Company’s revenues are generated from financial institutions.
Earnings Per Share
      The Company applies the provisions of SFAS No. 128, Earnings per Share, which establishes standards for both the computation and presentation of basic and diluted EPS on the face of the consolidated statement of operations. Basic earnings per share have been computed by dividing net income available to common stockholders by the weighted average number of common shares

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
outstanding during each year presented. Diluted earnings per common share have been computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding plus the dilutive effect of options and other common stock equivalents outstanding during the applicable periods.
Stock Based Compensation
      The Company has elected to account for its stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and does not utilize the fair value method. However, the Company has adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, and has adopted the additional disclosure requirements as specified in SFAS No. 148, Accounting For Stock-Based Compensation-Transition and Disclosure, for the three years ended December 31, 2005.
      The following table illustrates the effect on net income available to common shareholders and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period.

	2005	2004	2003

(In thousands, except per share data)
Net income available to common shareholders, as reported	$175	$514	$1,638
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	—	—
Add(Deduct): Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	71	(219)	(509)

Pro forma net income	$246	$295	$1,129

	2005	2004	2003

(In thousands, except per share data)
Earnings per share:
Basic— as reported	$0.06	$0.18	$0.58

Basic— pro forma	$0.08	$0.10	$0.40

Diluted— as reported	$0.06	$0.17	$0.58

Diluted— pro forma	$0.08	$0.10	$0.40

Fair Value of Financial Instruments
      To meet the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company estimates the fair value of financial instruments. At December 31, 2005 and 2004, there were no material differences in the book values of the Company’s financial instruments and their related fair values. Financial instruments primarily consists of cash, accounts receivable, accounts payable and debt instruments.
Comprehensive Income
      The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that the changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income. The

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Company reports comprehensive income as a part of the consolidated statements of stockholders’ equity (deficit).
Segment Disclosures
      The Company applies the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the method that business enterprises report information about operating segments in annual and interim financial statements. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic area and major customers. The Company operates in two industry segments, financial institution services and retail inventory management. Note 22 of these consolidated financial statements discloses the Company’s segment results.
Use of Estimates
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.
Reclassifications
      Certain prior year amounts have been reclassified to conform with current year classifications. For all years presented, the Company has reclassified its revenue presentation to conform to the presentation that it believes is more useful in understanding the Company’s business. Furthermore, the Company has reclassified certain expenses from its operating expense categories to a new cost of revenues category in the accompanying consolidated statements of income. The Company has also reclassified the gain on sale of its bank insurance division totaling $427,000 from other revenues to other operating (income) expense in its accompanying 2003 consolidated statement of income.
Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123 (Revised 2004) “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R replaces SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R is effective as of the beginning of the first annual reporting period that begins after December 15, 2005 and therefore the Company adopted SFAS 123R on January 1, 2006. SFAS No. 123R requires the cost of employee services received in exchange for equity instruments awarded or liabilities incurred to be recognized in the financial statements. Compensation cost will be measured using a fair-value based method over the period that the employee provides service in exchange for the award. The Company anticipates using the Black-Scholes option-pricing model to determine the annual compensation cost related to share-based payments under SFAS No. 123R. SFAS No. 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under the current rules. This requirement will reduce net operating cash flow and reduce net financing cash outflow by offsetting and equal amounts. As disclosed above, based on the current assumptions and calculations used, had the Company recognized compensation expense based on the fair value of awards of equity instruments, net income would have been increased by approximately $71,000 for the year ended December 31, 2005. This compensation expense is the after-tax net effect of the stock-based compensation expense determined using the fair-value based method for all awards and stock-based employee compensation included previously in reported net income under APB No. 25.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
SFAS No. 123R will apply to all awards granted after the effective date and to the unvested portion of existing awards, as well as, to modifications, repurchases or cancellations of existing awards. The impact of the adoption of SFAS No. 123R for the year ending December 31, 2006, based upon the options outstanding as of February 28, 2006, is estimated to result in an increase in compensation expense of approximately $700,000. The actual impact of adopting SFAS No. 123R will change for the effect of potential future awards and actual option forfeitures which are not known at this time. The impact of those future awards will vary depending on the timing, amount and valuation methods used for such awards, and the Company’s past awards are not necessarily indicative of such potential future awards.

2.	ACQUISITIONS
Leasing Business
      Effective August 1, 2005, the Company acquired 100% of the outstanding membership units of KVI in exchange for cash consideration of $699,000 and common stock consideration of $200,000 (23,121 shares). In addition to the consideration at closing, the selling shareholder will be entitled to contingent consideration equal to 20% of the operating income (as defined in the stock purchase agreement) of KVI for each of the three years ending December 31, 2008. Any contingent consideration payments made will be treated as additional purchase price and therefore increase goodwill. Simultaneous to the execution of the stock purchase agreement, the Company entered into a three year employment agreement with the principal selling member of KVI. The operating results of KVI were included with those of the Company beginning August 1, 2005. The transaction was accounted for in accordance with SFAS No. 141, Business Combinations. The purchase price allocation is as follows:

(In thousands except share amounts)
Purchase Price:
Cash	$699
Common shares (23,121 shares valued at $8.65 per share)	200

Total purchase price	$899

Value assigned to assets and liabilities:
Assets:
Cash and cash equivalents	$124
Accounts receivable	200
Property and equipment	44
Operating lease equipment	209
Investment in direct financing leases	8,280
Customer list (estimated life of seven years)	116
Vendor program (estimated life of seven years)	119
Non-compete (estimated life of two years)	75
Goodwill	216
Liabilities:
Accounts payable	(196)
Accrued liabilities	(352)
Other non-current liabilities	(26)
Non-recourse lease notes payable	(7,910)

Total net assets	$899

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Core Data and Item Processing Business
      On December 9, 2005, the Company acquired 100% of the membership units of Captiva Solutions, LLC in exchange for cash consideration of $6,000,000 and common stock consideration of $925,000 (151,515 shares). In addition to the consideration at closing, the selling shareholders will be entitled to up to an additional 242,424 common shares, upon the achievement of certain annualized acquired revenue targets during 2006. Any contingent consideration payments made will be treated as additional purchase price and therefore increase goodwill. Simultaneous with the execution of the merger agreement, the Company entered into a two year employment agreement with the chief executive officer of Captiva to become the chief executive officer of the Company. The operating results of Captiva were included with those of the Company beginning December 9, 2005. The transaction was accounted for in accordance with SFAS No. 141, Business Combinations. The purchase price allocation is as follows:

(In thousands except share amounts)
Purchase Price:
Cash	$6,000
Common shares (151,515 shares valued at $6.10 per share)	925
Common stock options	381
Direct acquisition costs	579

Total purchase price	$7,885

Value assigned to assets and liabilities:
Assets:
Cash	$8
Accounts receivable	181
Other current assets	78
Property and equipment	317
Customer list (estimated life of ten years)	1,450
Acquired technology (estimated life of three years)	760
Non-compete (estimated life of three years)	640
Goodwill	5,033
Liabilities:
Accounts payable	(45)
Accrued liabilities	(466)
Other non-current liabilities	(71)

Total net assets	$7,885

      We expect that the goodwill originating from both the KVI and Captiva transactions will be deductible for tax purposes over fifteen years.

3.	PREFERRED STOCK ISSUANCE AND CREDIT FACILITY CLOSING
      On January 20, 2004, the Company completed the sale of 20,000 shares of Series A non-convertible preferred stock and a warrant to purchase 3,200,000 shares of our common stock ($6.25 per share exercise price) for a total of $20 million to PBI Holdings, LLC (“Lightyear”), an affiliate of The Lightyear Fund, L.P. (the “Lightyear Transaction”). The preferred shares carry a cash dividend rate of 10% of an amount equal to the liquidation preference, payable quarterly in arrears, when and as declared by the Board of Directors. The Series A preferred stock has a liquidation preference superior to the common stock and to the extent required by the terms of the Series B preferred stock, in parity

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
with the currently outstanding Series B preferred stock. The liquidation preference is equal to the original $20 million purchase price, plus all accrued but unpaid dividends. In addition, the securityholders agreement between the Company and Lightyear executed in conjunction with the sale of the preferred stock and warrant, entitles Lightyear to an additional equity purchase right. The equity purchase right allows Lightyear, so long as Lightyear continues to hold any shares of Series A Preferred Stock, all or any portion of its rights under the warrant or any shares of common stock issued pursuant to an exercise of the warrant, the right to purchase its pro rata portion of all or any part of any new securities which the Company may, from time to time, propose to sell or issue. However, in the case of new security issuances resulting from the exercise of employee stock options, which have an exercise price less than $6.25 per share, Lightyear must still pay $6.25 per share under this equity purchase right. To the extent that new security issuances resulting from the exercise of employee stock options occur which have an exercise price in excess of $6.25 per share, then Lightyear will be required, if they choose to exercise their equity purchase right, to pay the same price per share as the employee stock options being exercised.
      The net proceeds from the Lightyear Transaction are shown below:

(In thousands)
Cash Received from Lightyear	$20,000
Less:
Broker fees	1,256
Legal and accounting fees	383
Transaction structuring fees	1,200
Other	267

Net Proceeds Received	$16,894

      Simultaneous with the closing of the Lightyear Transaction, the Company entered into a credit facility with Bank of America. See Notes 11 and 12 for discussion of the Company’s credit facility.
      The total net proceeds of both the Lightyear Transaction and the Bank of America credit facility were used to extinguish the Company’s 1998 credit facility.
      On December 8, 2005, this facility was amended by converting the entire facility to a revolving line of credit and reducing the total amount of the facility to $5.0 million. The amended credit facility was slated to mature March 8, 2006. It was replaced by the Amended and Restated Credit Facility described below.
      On December 9, 2005, the Company entered into a $10.0 million senior subordinated note payable instrument with Lightyear (“Lightyear Note”) as approved by the shareholders of the Company during a special shareholders meeting on that same date. Prior to its conversion into Series C Preferred Stock as discussed below, the Lightyear Note was due in total on December 9, 2010, carried an interest rate of 10% through June 8, 2007, which thereafter increases to 12% annum until maturity. The Lightyear Note was unsecured and could be redeemed by the Company, in whole or part, at anytime at 100% of the principal amount plus any accrued and unpaid interest. In conjunction with the Lightyear Note, the Company issued warrants to Lightyear PBI Holdings, LLC to acquire up to 757,576 common shares at $6.60 per share. As part of the warrant agreement, in the event that the Company repaid all or a portion of the Lightyear Note prior to June 9, 2007, then 50% of the warrants above are cancelable on a pro-rata basis. The warrant agreement and the warrants were amended in connection with the conversion of the Lightyear Note into shares of Series C Preferred Stock.
      On January 23, 2006, the Company entered into an Amended and Restated Credit Agreement with Bank of America (“Amended and Restated Credit Facility”). The Amended and Restated Credit

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Facility is for a total of $18.0 million, has a two year term and is secured by a pledge of all of the Company’s assets. The Amended and Restated Credit Facility total of $18.0 million consists of two-term loans totaling $16.0 million and a revolving credit line totaling $2.0 million. The Term A loan is for $10.0 million and has a maturity date of January 23, 2008. The Term B loan is for $6.0 million and has a maturity date of no later than July 23, 2006. The revolving credit line matures on January 23, 2008.
      The Term A loan has scheduled repayment terms as follows:

March 31 and June 30, 2006	$250,000/quarter
September 30 and December 31, 2006	$500,000/quarter
Thereafter (until maturity)	$750,000/quarter
      In conjunction with this Amended and Restated Credit Facility, The Lightyear Fund, L.P. guaranteed the Term B loan and exchanged its senior subordinated $10.0 million note due on December 9, 2010 for 10,000 shares of the Company’s Series C Preferred Stock. Therefore, the senior subordinated debt discussed above was converted to Series C Preferred Stock on January 23, 2006. In connection with the conversion of the Lightyear Note into Series C Preferred Stock, the warrants that were issued as part of the Lightyear Note were amended such that the exercise price of such warrants can now be paid, at the option of their holder; (i) in cash or by wire transfer, (ii) by the surrender of shares that would otherwise be issuable upon exercise of the warrant that have a market price equal to the aggregate exercise price, or (iii) through a redemption of shares of the Company’s Series C Preferred Stock having a liquidation value equal to the aggregate exercise price. Under the terms of the amended warrant agreement and amended warrants, in the event that the Company redeems any shares of Series C Preferred Stock on or before June 23, 2007, the number of shares issuable pursuant to the warrants will be reduced in accordance with a formula set forth in the warrant agreements.
      In the event that we are unable to repay the $6.0 million Term B loan by July 23, 2006 and The Lightyear Fund, L.P. is required to repay the Term B loan on our behalf, we are obligated to issue new Series D preferred shares to The Lightyear Fund, L.P. The Series D preferred shares will carry a 10% per annum dividend rate, will have a mandatory redemption date nine months from the date of issuance, and will require the issuance of 13,209 common stock warrants with an exercise price of $0.05 per share. We will also be required to pay a closing fee equal to 3.75% of the amount repaid by The Lightyear Fund, L.P. to Bank of America.
      The Series C Preferred Shares issued to Lightyear have mandatory redemption date of December 9, 2010 and have a 10% annual dividend rate that increases to 12% on June 9, 2007. The Series C preferred shares do not carry any voting rights. Due to the mandatory redemption requirement, the Series C preferred stock will be included in the liability section of our consolidated balance sheet.
      The Amended and Restated Credit Facility includes certain restrictive financial covenants, measured quarterly, relating to net worth, maximum annual capital expenditures, funded debt to EBITDA ratio and fixed charge coverage ratio, as defined in the agreement. The Amended and Restated Credit Facility also contains customary negative covenants, including but not limited to a prohibition on declaring and paying any cash dividends on any class of stock, including the Series A, Series B, and Series C preferred shares outstanding.
      As a result of the 1998 debt facility extinguishment, the Company recorded a charge of $780,000 to write-off the unamortized portion of debt issuance costs as of January 20, 2004. Also, the Lightyear Transaction required that the Company obtain directors and officers tail insurance coverage for periods prior to January 20, 2004. The premium for the tail directors and officers’ liability insurance coverage totaled approximately $900,000. The Company expensed the entire premium in January 2004.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Therefore, 2004 operating results include two non-recurring expense items totaling approximately $1.7 million, and are included in other operating expenses in the accompanying 2004 consolidated statements.

4.	SALE OF BANK INSURANCE DIVISION
      On June 30, 2003, the Company entered into an agreement to sell certain operating assets of its Bank Insurance business for cash of $325,000 and a note receivable for $175,000. The note is secured by all assets of the business sold, is due in equal quarterly installments of principal and interest through June 2006 and bears interest at 3%. The result of this transaction was a gain on sale of approximately $427,000, which is included in other operating (income) expense in the accompanying 2003 consolidated statement of income.

5.	PROPERTY AND EQUIPMENT
      Property and equipment are classified as follows:

	2005	2004

	(In thousands)
Purchased software	$3,765	$4,876
Leasehold improvements	697	694
Furniture and equipment	8,031	8,277

	12,493	13,847
Less accumulated depreciation	(10,306)	(11,520)

	$2,187	$2,327

      Depreciation expense was approximately $1,042,000, $1,642,000, and $2,698,000 for the years ended December 31, 2005, 2004 and 2003, respectively.
      During the fourth quarter of 2003, the Company completed an extensive review of its fixed assets and determined that certain fixed assets, primarily computer equipment, should be written off. As such, $160,000 of computer equipment was expensed in 2003, which is included in other operating expense in the accompanying 2003 consolidated statement of income. Also in 2003, the Company retired fully depreciated fixed assets with a cost of approximately $4,706,000.

6.	OPERATING LEASE PROPERTY
      The following schedule provides an analysis of the Company’s investment in property leased under operating leases by major classes as of December 31, 2005:

2005

(In thousands)
Computer Equipment	$20
Office Furniture	38
Manufacturing Equipment	7
Medical Equipment	16
Copiers	134

Total Equipment	215
Plus: Initial direct costs	2
Less: Accumulated depreciation	(30)

Net property on operating leases	$187

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      The following is a schedule by years of minimum future rentals on noncancelable operating leases as of December 31, 2005:

2006	$88
2007	37
2008	20
2009	2

$147

      Depreciation expense on operating lease property was $39,000 for the year ended December 31, 2005.

7.	NET INVESTMENT IN DIRECT FINANCING LEASES
      The following lists the components of the net investment in direct financing leases as of December 31, 2005:

2005

(In
thousands)
Total minimum lease payment to be received	$7,291
Less: Allowance for uncollectibles	—

Net minimum lease payments receivable	7,291
Unguaranteed estimated residual values of leased property	862
Initial direct costs	102
Less: Unearned income	(1,378)

Net investment in direct financing leases	$6,877

      At December 31, 2005, minimum lease payments for each of the next five years are as follows:

2006	$2,868
2007	1,929
2008	1,351
2009	861
2010	229
Thereafter	53

$7,291

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8.	INTANGIBLE AND OTHER ASSETS
      Intangible and other assets consist of the following:

	2005	2004

	(In thousands)
Debt issuance costs, net of accumulated amortization of $199 and $90, respectively	$375	$195
Non-compete agreements, net of accumulated amortization of $389 and $359, respectively (remaining weighted average life of 26 months)	1,626	961
Customer lists, net of accumulated amortization of $1,126 and $841, respectively (remaining weighted average life of 88 months)	1,740	459
Acquired technology, net of accumulated amortization of $308 and $279, respectively (remaining weighted average life of 50 months)	872	183
Other, net	318	276

	$4,931	$2,074

      Amortization expense of identified intangible assets during the years ended December 31, 2005, 2004 and 2003 was approximately $421,000, $356,000, and $342,000, respectively.
      The estimated amortization expense of intangible assets during the next five years is as follows:

(In thousands)
2006	$1,159
2007	840
2008	744
2009	283
2010	228
2011 and thereafter	1,653

$4,907

9.	GOODWILL
      The changes in the carrying amount of goodwill for 2005 and 2004 are as follows:

	2005	2004

	(In thousands)
Balance as of January 1	$7,161	$7,161
Goodwill acquired during year	5,249	—
Decrease resulting from change to deferred tax assets associated with Towne acquisition (Note 14)	(25)	—
Write off of goodwill	(7)	—

Balance as of December 31	$12,378	$7,161

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	ACCRUED LIABILITIES
      Accrued liabilities consist of the following:

	2005	2004

	(In thousands)
Commissions and other payroll costs	$704	$843
Accrued severance costs	103	294
Other	775	874

	$1,582	$2,011

11.	REVOLVING LINE OF CREDIT
      In January 2004, the Company entered into a new credit facility with Bank of America, which included a revolving line of credit. The revolving line of credit with Bank of America allowed for a $6.0 million line, including a $1.0 million letter of credit sublimit. The revolver availability reduced by $1.0 million on each of the first two anniversary dates of the credit facility.
      On December 8, 2005, the Bank of America credit facility was amended such that the entire facility (both revolver and term loan) was converted into a revolving credit line with a total capacity of $5.0 million. As of December 31, 2005, there was $0 drawn against the facility and $400,000 was utilized for standby letters of credit. Weighted average borrowings drawn against the facility during 2005 were $3.1 million.

12.	LONG-TERM DEBT
      Long-term debt consists of the following:

	2005	2004

	(In thousands)
Senior Subordinated Note Payable with Lightyear PBI Holdings, Inc., net of unamortized debt discount of $1,491	$8,509	$—
Term Loan with Bank of America, principal and interest due quarterly At LIBOR plus the applicable margin	—	3,333

Less current portion	—	(1,667)

	$8,509	$1,666

      As stated in Note 11, the Bank of America facility was amended on December 8, 2005, which converted the term loan to a revolver with a maximum borrowing capacity of $5.0 million. The facility is secured by all assets of the Company. There were no amounts outstanding at December 31, 2005 and, as such, there were no scheduled term debt repayments at December 31, 2005. The facility had restrictive financial covenants including a minimum net worth requirement, a maximum debt to EBITDA ratio and a minimum fixed charge coverage ratio. The Company was in compliance with all such restrictive covenants for all periods in which they were applicable. The amended facility had a stated maturity date of March 8, 2006.
      On December 9, 2005, the Company issued a $10.0 million unsecured senior subordinated note to Lightyear PBI Holdings, Inc. (“Lightyear Note”) and warrants to acquire 757,576 common shares at $6.60 per share in exchange for $10.0 million in cash. On January 23, 2006, the Lightyear Note was converted into shares of the Company’s Series C Preferred Stock as described below. The Lightyear Note was unsecured and was subordinated to the then existing Bank of America facility. The Lightyear

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Note accrued interest monthly at a rate of 10%, increasing to 12% beginning June 9, 2007, and was payable semi-annually in arrears beginning July 1, 2006. The term of the Lightyear Note was five years, at which time the entire principal was to become due. In the event that the Company prepaid the Lightyear Note in full or any partial payments prior to June 9, 2007, up to 50% of the 757,576 of common stock warrants would be cancelled on a pro rata basis in proportion to the amount of debt prepaid. The $10.0 million in proceeds received was allocated to the two instruments in proportion to their relative fair values. As a result, the Lightyear Note has been recorded at a discount. The discount will be accrued over the term of the debt as interest expense. The proceeds of the Lightyear Note were used to acquire Captiva Solutions and repay the outstanding balance of the Bank of America facility. The warrant agreement and the warrants were amended in connection with the conversion of the Lightyear Note into shares of Series C Preferred Stock.
      On January 23, 2006, the Bank of America Credit Agreement was amended and restated in its entirety (See Note 23) (“Amended and Restated Facility”).

13.	NON-RECOURSE LEASE NOTES PAYABLE
      As part of the leasing business, the Company borrows funds from its community bank partners on a non-recourse basis in order to acquire the equipment to be leased. In the event of a lease default, the Company is not obligated to continue to pay on the non-recourse note payable associated with that particular lease. As of December 31, 2005, the principal balance of all non-recourse lease notes payable, due to various financial institutions, totaled $6.4 million ($2.3 million of the total is classified as current). Interest and principal are primarily due monthly with interest rates ranging from 4% to 10.75%.
      The following is the scheduled non-recourse notes payable principal payments over the next five years as of December 31, 2005:

(In thousands)
2006	$2,336
2007	1,694
2008	1,241
2009	841
2010	230
Thereafter	50

$6,392

14.	INCOME TAXES
      Income tax provision (benefit) consisted of the following for the three years ended December 31, 2005:

	2005	2004	2003

	(In thousands)
Current income tax expense (benefit)	$386	$(1,003)	$117
Deferred tax expense	973	1,065	1,033

Income tax provision, net	$1,359	$62	$1,150

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      A reconciliation of the tax provision from the U.S. federal statutory rate to the effective rate for the three years ended December 31, 2005 is as follows:

	2005	2004	2003

	(In thousands)
Tax expense at U.S. federal statutory rate	$1,256	$895	$1,032
State tax expense, net of reduction to federal taxes	148	129	118
Expenses not deductible	58	56	80
Other	(103)	(1,018)	(80)

Income tax provision, net	$1,359	$62	$1,150

      During September 2004, the Company recorded a $972,000 tax benefit relating to an income tax contingent liability for which the statue of limitations expired in September 2004. This resulted in the large other reconciling item above and the low effective tax rate for 2004.
      Significant components of the Company’s deferred tax assets and liabilities, using an average tax rate of 37% at December 31, 2005 and 39% at December 31, 2004 are as follows:

	2005	2004

	(In thousands)
Current assets (liabilities):
Deferred revenue	$87	$138
Allowances on assets	57	97
Net operating loss carryforwards	400	—
Prepaid and accrued expenses	(174)	(165)

Deferred tax assets, current	$370	$70

Non-current assets (liabilities):
Software development costs	$(607)	$(446)
Net operating loss carryforwards, net of current portion	2,746	3,747
Other	38	42
Depreciation and amortization	(721)	(639)

Deferred tax assets, non-current	1,456	2,704

Total net deferred tax assets	$1,826	$2,774

      As a result of the completion of the 2002 federal tax return, certain costs associated with the Towne merger were determined to be deductible for tax purposes, thereby creating additional deferred tax assets that had not been previously recognized. As such, goodwill, associated with the Towne merger, was reduced by approximately $1.6 million in 2003.
      The Company has gross net operating loss carryforwards of approximately $40.8 million available as of December 31, 2005 for both federal and state tax purposes. Of this total, $37.6 million were acquired during the Towne merger. At the time of the merger, an analysis was performed to assess the realizability of these NOLs due to Section 382 of the US tax code. The results of this analysis concluded that the likelihood of ever being able to utilize the majority of those NOLs was remote; therefore, the Company recorded only the portion of the Towne NOLs estimated to be usable under Section 382. These carryforwards are limited in use to approximately $1.1 million per year in years 2005 through 2009 and $333,000 annually thereafter due to the Lightyear transaction and the Towne merger and expire at various times through 2021.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15.	PREFERRED STOCK
      On August 9, 2001, the Company issued 40,031 shares of Series B Convertible Preferred Stock valued at approximately $114,000 as a condition of the merger of Towne into Private Business. These preferred shares were issued in exchange for all the issued and outstanding Towne Series B preferred stock. The preferred stock is entitled to dividends, in preference to the holders of any and all other classes of capital stock of the Company, at a rate of $0.99 per share of preferred stock per quarter commencing on the date of issuance. Holders of the Series B preferred shares are entitled to one vote per share owned. Approximately $351,000 in accrued dividends payable was assumed by the Company as a part of the merger transaction and approximately $160,000, $160,000 and $63,000 of dividends payable were accrued during the years ended December 31, 2003, 2002 and the period from August 9, 2001 through December 31, 2001, respectively. Total accrued dividends were $735,000 as of December 31, 2003. Accrued dividends payable were paid in full during 2004 and 2005.
      The Series B Convertible Preferred Stock is convertible to common stock on a fifth of a share for one share basis at the option of the preferred stockholders at any time after August 9, 2002 upon the written election of the stockholder. The Series B Convertible Preferred Stock is also redeemable at the option of the Company for cash at any time, in whole or in part, with proper notice. The stated redemption price is $50.04 per Series B Convertible Preferred share, plus any accrued but unpaid dividends as of the redemption date. The Series B Convertible Preferred Stock, in the event of liquidation, dissolution or winding up of the Company, contains a liquidation preference over all other capital stock of the Company equal to and not less than the stockholder’s invested amount plus any declared but unpaid dividends payable. As of December 31, 2005, in the event of liquidation, dissolution or winding up of the Company, the preferred stockholders would be entitled to receive a total of approximately $2.0 million.
      The Series A Non-convertible Preferred Stock issued on January 20, 2004 in conjunction with the capital event is described in Note 3. Holders of the Series A preferred shares are entitled to 160 votes per share owned on all matters on which our common stock is entitled to vote.
      As stated in Note 23, subsequent to December 31, 2005, the Company issued 10,000 shares of Series C Preferred Stock to Lightyear in exchange for the outstanding senior subordinated note payable. The Series C preferred shares are non-voting and have a mandatory redemption date of December 9, 2010 at $10.0 million, plus accrued dividends. The Series C preferred shares have a stated annual dividend rate of 10% per annum, increasing to 12% on June 9, 2007 thereafter until maturity and have a liquidation preference equal to the original $10.0 million purchase price, plus all accrued and unpaid dividends.

16.	EMPLOYEE STOCK OPTION PLAN
      The Company has four stock option plans: the 1994 Stock Option Plan, the 1999 Stock Option Plan, the 2004 Equity Incentive Plan and the 2005 Long-Term Equity Incentive Plan. Options under these plans include non-qualified and incentive stock options and are issued to officers, key employees and directors of the Company. The Company has reserved 1,640,709 shares of common stock for these plans under which the options are granted at a minimum of 100% of the fair market value of common stock on the date of the grant, expire 10 years from the date of the grant and are exercisable at various times determined by the Board of Directors. The Company also has approximately 169,697 shares of common stock reserved for the issuance of options replacing the Towne options outstanding at the time of the Towne merger. The Company applies APB No. 25 in accounting for its options and, accordingly, no compensation cost has been recognized.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      A summary of the status of the Company’s stock options is as follows:

		Weighted
		Average
	Number of	Exercise
	Shares	Price

Balance at December 31, 2002	446,701	$27.80
Granted	149,140	2.95
Exercised	(3,053)	3.20
Canceled	(90,811)	49.05

Balance at December 31, 2003	501,977	$16.75

Granted	32,000	$7.95
Exercised	(59,255)	5.45
Canceled	(26,306)	23.65

Balance at December 31, 2004	448,416	$17.20

Granted	760,442	$6.90
Exercised	(59,948)	6.35
Canceled	(76,251)	15.30

Balance at December 31, 2005	1,072,659	$11.20

      The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable

		Weighted Average	Weighted		Weighted
		Remaining	Average Exercise		Average Exercise
Exercise Price	Number	Contractual Life	Price	Number	Price

$0.00 to $24.95	1,027,065	8.5 years	$7.55	311,587	$9.25
$25.00 to $74.95	25,910	2.4 years	36.65	25,909	34.40
$75.00 to $174.95	11,990	3.2 years	149.50	11,990	107.95
$175.00 to $274.95	7,694	2.4 years	198.60	7,694	198.60

Total	1,072,659	8.3 years	$11.20	357,180	$18.45

      At the end of 2005, 2004 and 2003, the number of options exercisable was approximately 357,180, 396,600, and 327,600, respectively, and the weighted average exercise price of these options was $18.45, $18.50, and $21.90, respectively.
      SFAS No. 123 requires that compensation expense related to options granted be calculated based on the fair value of the options as of the date of grant. The fair value calculations take into account the exercise prices and expected lives of the options, the current price of the underlying stock, its expected volatility, the expected dividends on the stock, and the current risk-free interest rate for the expected life of the option. Under SFAS No. 123, the weighted average fair value of the 2005, 2004, and 2003 options at the date of grant was approximately $3.90, $6.00, and $5.85 per share, respectively. The fair value was calculated using a weighted average risk-free rate of 4.5%, 4.0%, and 4.0%, an expected dividend yield of 0% and expected stock volatility of 59%, 75%, and 75% for 2005, 2004, and 2003, respectively, and an expected life of the options of 6.5 years, 8 years, and 8 years for 2005, 2004, and 2003, respectively.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17.	NET INCOME PER SHARE
      Basic earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income available to common stockholders by the weighted average number of dilutive common and common equivalent shares outstanding during the fiscal year, which includes the additional dilution related to conversion of preferred stock, common stock warrants and stock options as computed under the treasury stock method. Neither the Series B Convertible Preferred Stock nor the common stock warrant held by the Series A shareholder were included in the adjusted weighted average common shares outstanding for 2005, 2004 and 2003 as the effects of conversion are anti-dilutive.
      The following table is a reconciliation of the Company’s basic and diluted earnings per share in accordance with SFAS No. 128:

	2005	2004	2003

	(In thousands, except per share
	data)
Net income available to common stockholders	$175	$514	$1,638

Basic earnings per Share:
Weighted average common shares outstanding	2,945	2,848	2,805

Basic earnings per share	$0.06	$.18	$0.58

Diluted earnings per Share:
Weighted average common shares outstanding	2,945	2,848	2,805
Dilutive common share equivalents	58	93	18

Total diluted shares outstanding	3,003	2,941	2,823

Diluted earnings per share	$0.06	$0.17	$0.58

      For the years ended December 31, 2005, 2004, and 2003, approximately 5.0 million, 3.4 million and 380,000 employee stock options, warrants and the Series B preferred shares, respectively, were excluded from diluted earnings per share calculations as their effects were anti-dilutive.

18.	COMMITMENTS AND CONTINGENCIES
      The Company leases office space and office equipment under various operating lease agreements. Rent expense for the years ended December 31, 2005, 2004 and 2003 totaled approximately $1,535,000, $1,446,000, and $1,503,000, respectively, and is included in general and administrative expense in the consolidated statements of income.
      As of December 31, 2005, the future minimum lease payments relating to operating lease obligations are as follows:

(In
thousands)
2006	$1,816
2007	1,776
2008	1,592
2009	1,140
2010	283

$6,607

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Legal Proceedings
      We are not currently a party to, and none of our material properties is currently subject to, any material litigation other than routine litigation incidental to our business.
Employment Agreements
      The Company has entered into employment agreements with certain executive officers of the Company. The agreements provide for compensation to the officers in the form of annual base salaries and bonuses based on the earnings of the Company. The employment agreements also provide for severance benefits, ranging from 0 to 24 months, upon the occurrence of certain events, including a change in control, as defined. As of December 31, 2005, the total potential payouts under all employment agreements was approximately $2.7 million.

19.	EMPLOYEE BENEFIT PLANS
      The Company has an employee savings plan, the Private Business, Inc. 401(k) Profit Sharing Plan (the “Plan”), which permits participants to make contributions by salary reduction pursuant to section 401(k) of the Internal Revenue Code. The Company matches contributions contributed by employees up to a maximum of $1,000 per employee per year and may, at its discretion, make additional contributions to the Plan. Employees are eligible for participation beginning with the quarter immediately following one year of service. Total contributions made by the Company to the Plan were $136,000, $153,000, and $192,000, in 2005, 2004 and 2003, respectively, and are included in general and administrative expense in the consolidated statements of income.
      During 2000, the Company established an employee stock purchase plan whereby eligible employees may purchase Company stock at a discount through payroll deduction of up to 15% of base pay. The price paid for the stock is the lesser of 85% of the closing market price on the first or last day of the quarter in which payroll deductions occur. The Company has reserved 66,667 shares for issuance under this plan. The Company issued 5,000 shares during 2005, 6,000 shares during 2004, and 14,200 shares during 2003. Effective December 31, 2005, the Company terminated the employee stock purchase plan.
      As a result of the Towne merger, the Company has an employee stock ownership plan (“ESOP”), the RMSA Employee Stock Ownership Plan (the “ESOP Plan”). The purpose of the ESOP is to provide stock ownership benefits for substantially all the employees of RMSA who have completed one year of service. The plan is subject to all the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. The Company may make discretionary contributions to the ESOP Plan in the form of either cash or the Company’s common stock. The ESOP Plan does not provide for participant contributions. Participants vest in their accounts ratably over a seven-year schedule. The Company made no contribution to the ESOP Plan in 2005, 2004 or 2003. As of December 31, 2005, all of the Company’s common shares previously held by the ESOP Plan were distributed to participants as a result of the Plan’s termination.

20.	RELATED PARTY TRANSACTIONS
      During the years ended December 31, 2005, 2004 and 2003, the Company paid fees of approximately $0, $15,000, and $25,000, respectively, for legal services to a law firm in which a shareholder and a former director of the Company is a partner. Additionally, this former director held a material membership interest in Captiva prior to the Company’s acquisition of Captiva. Because of this ownership interest, the acquisition of Captiva required a shareholder vote, which was held on December 9, 2005. The former director received approximately $1.1 million cash, 57,454 shares of the

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Company’s common stock and 134,000 common stock options with a $6.60 exercise price as his portion of the total consideration paid for Captiva.
      During the year ended December 31, 2004, the Company received proceeds of $266,000 for the repayment of notes receivable owed to the Company by two former officers of Towne Services. The Company had previously written these notes off as uncollectible, therefore collection of these notes resulted in a gain. This gain was recorded in 2004 as a non-operating gain in the accompanying consolidated statement of income.

21.	QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended

	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,
	2004	2004	2004	2004	2005	2005	2005	2005

	(In thousands, except per share data)
Statement of income data:
Revenues	$9,843	$10,156	$9,998	$9,652	$9,199	$9,501	$9,554	$10,097

Operating income (loss)	$(982)	$1,174	$1,216	$1,426	$693	$1,158	$1,189	$1,035

Income (loss) from operations before income taxes	$(1,172)	$1,341	$1,123	$1,340	$623	$1,088	$1,110	$873
Income tax provision (benefit)	(457)	526	(531)	524	244	423	433	259

Net income (loss)	(715)	815	1,654	816	379	665	677	614
Preferred stock dividends	438	545	540	533	540	540	540	540

Net income (loss) available to common Stockholders	$(1,153)	$270	$1,114	$283	$(161)	$125	$137	$74

Earnings (loss) per diluted common share	$(0.40)	$0.09	$0.38	$0.10	$(0.06)	$0.04	$0.05	$0.03

      The quarter ended March 31, 2004 included unusual charges totaling $1.7 million in operating expenses related to the completion of the capital event described in Note 3.
      The quarter ended September 30, 2004 included a $972,000 income tax benefit related to the favorable settlement of an income tax contingency as described in Note 14.

22.	SEGMENT INFORMATION
      The Company operates in two business segments: financial institution services and retail inventory management and forecasting. The Company accounts for segment reporting under SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Corporate overhead costs and interest have been allocated to income before income taxes of the retail inventory forecasting segment. Additionally, $1.5 million of the goodwill originating from the Towne acquisition has been allocated to the retail inventory forecasting segment and is therefore included in the segment’s total assets.

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
      The following table summarizes the financial information concerning the Company’s reportable segments from continuing operations for the years ended December 31, 2005, 2004 and 2003.

	2005			2004			2003

	Financial	Retail		Financial	Retail		Financial	Retail
	Institution	Inventory		Institution	Inventory		Institution	Inventory
	Services	Forecasting	Total	Services	Forecasting	Total	Services	Forecasting	Total

	(In thousands)
Revenues	$29,673	$8,678	$38,351	$30,646	$9,003	$39,649	$33,606	$9,124	$42,730

Income before taxes	$2,607	$1,087	$3,694	$1,606	$1,026	$2,632	$2,216	$732	$2,948

Assets	$32,868	$3,689	$36,557	$17,283	$4,088	$21,371	$22,689	$4,396	$27,085

Total expenditures for additions to long-lived assets	$1,580	$19	$1,599	$1,095	$149	$1,244	$838	$40	$878

23.	SUBSEQUENT EVENTS (UNAUDITED)
      On January 18, 2006, the Company acquired certain operating assets of P.T.C. Banking Systems, Inc. for total consideration of approximately $1.0 million. The acquisition will be accounted for as a purchase in accordance with SFAS No 141. The operating results of this business will be included in the operating results of the Company beginning on the date of acquisition.
      On January 23, 2006, the Bank of America Credit Agreement was amended and restated in its entirety (“Amended and Restated Credit Facility”). The Amended and Restated Credit Facility is for a total of $18.0 million, consisting of a $10.0 million term loan due January 23, 2008, a $6.0 million term loan due July 23, 2006 and a $2.0 million revolving credit facility due January 23, 2008. The $10.0 million Term A note has scheduled principal payments as follows:

March 31 and June 30, 2006	$250,000/quarter
September 30 and December 31, 2006	$500,000/quarter
Thereafter (until maturity)	$750,000/quarter
      Interest on the term notes and the revolving line of credit is due quarterly in arrears at LIBOR plus 3.0% or the lender base rate (as defined in the agreement) as selected by the Company.
      The Amended and Restated Credit Facility prohibits the payment in cash of any dividends in all classes of stock for the entire term of the facility.
      The $6.0 million Term B note is guaranteed by The Lightyear Fund, L.P. In the event that we are unable to repay the $6.0 million Term B loan by July 23, 2006 and Lightyear is required to repay the Term B loan on our behalf, we are obligated to issue new Series D preferred shares to Lightyear. The Series D preferred shares will carry a 10% per annum dividend rate, will have a mandatory redemption date nine months from the date of issuance, and will require the issuance of 13,209 common stock warrants with an exercise price of $0.05 per share. We will also be required to pay a closing fee equal to 3.75% of the amount repaid by The Lightyear Fund, L.P. to Bank of America.
      Simultaneous with the execution of the Amended and Restated Credit Facility, the Company and Lightyear PBI Holdings, LLC exchanged the Lightyear Note for 10,000 shares of Series C Preferred Stock of the Company. The Series C shares have a stated redemption date of December 9, 2010 at $10.0 million and carry a 10% annual dividend rate through June 8, 2007 and thereafter increasing to 12% annually. In accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity, the Series C preferred shares will be included in the liability section of our consolidated balance sheet. Further, the originally recorded debt discount did not

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
change as a result of the exchange and it will continue to be accrued to interest expense until the stated redemption date. In connection with the conversion of the Lightyear Note into Series C Preferred Stock, the warrants that were issued as part of the Lightyear Note were amended such that the exercise price of such warrants can now be paid, at the option of their holder: (i) in cash or by wire transfer, (ii) by the surrender of shares that would otherwise be issuable upon exercise of the warrant that have a market price equal to the aggregate exercise price, or (iii) through a redemption of shares of the Company’s Series C Preferred Stock having a liquidation value equal to the aggregate exercise price. Under the terms of the amended warrant agreement and amended warrants, in the event that the Company redeems any shares of Series C Preferred Stock on or before June 23, 2007, the number of shares issuable pursuant to the warrants will be reduced in accordance with a formula set forth in the warrant agreements.
      On January 31, 2006, the Company acquired all of the outstanding capital stock of Goldleaf Technologies, Inc. (“Goldleaf Technologies”) for $17.2 million total consideration, consisting of $16.8 million in cash and $350,000 in common shares (54,468 shares). In conjunction with the Goldleaf Technologies acquisition, the Company entered into employment agreements with four of Goldleaf Technologies’ executives, which included signing bonuses totaling $1.8 million. Additionally, a total of 320,000 common stock options with an exercise price of $6.65 were issued to certain employees of Goldleaf Technologies at closing. The acquisition will be accounted for as a purchase in accordance with SFAS No. 141 and the results of Goldleaf Technologies will be included with those of the Company beginning as of the date of acquisition.

24.	SUPPLEMENTAL PRO FORMA DATA (UNAUDITED)
      As described in Note 2, the Company acquired both KVI and Captiva during 2005. Below is a pro forma consolidated statement of operations data of the Company as if these businesses were acquired as of January 1, 2005 and January 1, 2004, respectively.

	2005

	Private			Pro Forma
	Business	KVI	Captiva	Adjustments	Total

	(In thousands)
Revenues	$38,351	$816	$1,713	$—	$40,880
				A 517
Operating expenses	34,276	927	2,289	B 393	38,402

Operating income (loss)	4,075	(111)	(576)	(910)	2,478
Nonoperating expense (income)	381	23	164	C 924	1,492
Income tax provision (benefit)	1,359	—	—	D(974)	385

Net income (loss)	2,335	(134)	(740)	(860)	601
Preferred dividends	2,160	—	—	—	2,160

Net income (loss) available to common shareholders	$175	$(134)	$(740)	$(860)	$(1,559)

Diluted earnings (loss) per share	$0.06	—	—	—	$(0.49)

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	2004

	Private			Pro Forma
	Business	KVI	Captiva	Adjustments	Total

	(In thousands)
Revenues	$39,649	$1,711	$1,902	$—	$43,262
				A 683
Operating expenses	36,815	1,513	1,746	B 669	41,426

Operating income	2,834	198	156	(1,352)	1,836
Nonoperating expense (income)	202	102	84	C1,003	1,391
Income tax provision (benefit)	62	—	—	D(859)	(797)

Net income	2,570	96	72	(1,496)	1,242
Preferred dividends	2,056	—	—	—	2,056

Net income (loss) available to common shareholders	$514	$96	$72	$(1,496)	$(814)

Diluted earnings (loss) per share	$0.17	—	—	—	$(0.26)

      The 2005 Private Business column above includes the results of KVI and Captiva from their dates of acquisition of August 1, 2005 and December 9, 2005, respectively.
      Pro forma adjustments:

A To increase amortization expense of new intangibles recorded as a result of the KVI and Captiva transactions. The pro forma amounts utilized the $3.2 million of identified intangibles recorded (See Note 2), consisting of acquired technology ($760,000), customer lists ($1,566,000), non-competes ($715,000), and vendor program ($119,000) and are amortized over estimated average useful lives of three, ten, three and seven years, respectively.

B To increase general and administrative costs for the increased salaries of the new Chief Executive Officer and Senior Vice President of Leasing based on the employment agreements executed as part of these transactions

C To increase interest expense for additional debt acquired by the company as consideration paid for the membership units of Captiva and KVI. Interest expense has been estimated assuming that the Lightyear PBI Holdings financing discussed above is used for the acquisitions. Therefore, the pro forma interest expense was calculated using an interest rate of 10% and includes amortization of the debt discount using the effective interest method.

D To record income tax effects (at an effective rate of 39%) of the pro forma adjustments of each period.
      The pro forma statement of operations data does not include stock compensation expense for the new stock options issued in conjunction with the Captiva acquisition described in Note 2 above. The stock option grants made on October 20, 2005 totaled 660,000 and the fair value using the Black-Scholes model is $3.70 per share. The Company accounts for stock-based compensation plans under the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and does not utilize the fair value method. If the Company expensed options under SFAS No. 123, Accounting for Stock-Based Compensation, an estimated additional $398,000 of compensation expense would have been expensed during each of the years ended December 31, 2005 and 2004, respectively. Beginning January 1, 2006, the Company will be required to expense the remaining unvested fair value of all stock options, including those issued as

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
part of this transaction. The estimated annual stock compensation expense for the stock options issued as part of the Captiva acquisition is $398,000.
      Captiva organized and began operations on April 1, 2005. On June 1, 2005, Captiva acquired all operating assets of Total Bank Technology, LLC (“TBT”). The year ended December 31, 2005 consists of the full five months results of TBT (January 1— May 31, 2005 presented separately) prior to the acquisition by Captiva along with the results of Captiva from April 1, 2005 through December 31, 2005, including the results of TBT for the months of June through December 2005. Had Captiva been in existence as of January 1, 2004, the 2004 and 2005 results would have reflected additional expenses for the management team and facilities expense of Captiva.
      The pro forma financial data are presented for informational purposes. You should not rely on the pro forma amounts as being indicative of the financial position or the results of operations of the consolidated companies that would have actually occurred had the acquisitions been effective during the periods presented or of the future financial position or future results of operations of the consolidated companies. You should read this information in conjunction with the accompanying notes thereto and with the historical consolidated financial statements and accompanying notes of the company included elsewhere in this document.

25.	Reverse Stock Split
      On August 8, 2006, the Company’s Board of Directors approved a one for five reverse stock split whereby shareholders would receive one share of common stock for every five shares owned. The Board of Directors also adjusted common stock options and warrants outstanding using the same one for five ratio. This reverse stock split was effected on September 8, 2006. All share and per share amounts included in these financial statements have been retroactively revised for the reverse stock split.

SCHEDULE II
GOLDLEAF FINANCIAL SOLUTIONS, INC.
VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to	Deductions	Balance at
	Beginning of	Costs and	(Charge	End of
	Period	Expenses(1)	Offs)(1)	Period

Year ended December 31, 2005
Allowance for doubtful accounts	$242,000	$138,000	$174,000	$206,000

Year ended December 31, 2004
Allowance for doubtful accounts	$358,000	$31,000	$147,000	$242,000

Year ended December 31, 2003
Allowance for doubtful accounts	$632,000	$260,000	$534,000	$358,000

(1)	Additions to the allowance for doubtful accounts are included in general and administrative expense. All deductions or charge offs are charged against the allowance for doubtful accounts.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Number	Exhibit
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Ernst & Young LLP.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GOLDLEAF FINANCIAL SOLUTIONS, INC.
	By:	/s/ J. Scott Craighead
	Name:	J. Scott Craighead
	Title:	Chief Financial Officer
Date: September 18, 2006